Exhibit 99.1

Genworth Financial Reports

Net Income Per Diluted Share Rises 27 Percent

Net Operating Income Per Diluted Share Rises 29 Percent

Richmond, VA (February 1, 2007) – Genworth Financial, Inc. (NYSE: GNW) today reported net income for the fourth quarter of 2006 of $373 million, or $0.81 per diluted share. Net income for the fourth quarter of 2005 was $307 million, or $0.64 per diluted share. Net income for the full year of 2006 was $1,328 million, or $2.83 per diluted share, compared to net income of $1,221 million, or $2.52 per diluted share, for the full year of 2005.

	Three months ended December 31, (Unaudited)
	2006		2005
	Total	Per diluted share	Total	Per diluted share
(Amounts in millions, except per share)
Net income	$373	$0.81	$307	$0.64
Net operating income[1]	$367	$0.80	$300	$0.62
Weighted average diluted shares	460.7		482.6

Net operating income for the fourth quarter of 2006 was $367 million, or $0.80 per diluted share, compared to net operating income of $300 million, or $0.62 per diluted share, in the fourth quarter of 2005. Net operating income for the full year of 2006 was $1,358 million, or $2.89 per diluted share, compared to net operating income of $1,222 million, or $2.52 per diluted share, for 2005.

[1]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (“Non-GAAP”). See the Use of Non-GAAP Measures section for additional information.

Net operating income for the fourth quarter of 2006 included $6 million after-tax, or $.01 per diluted share, of favorable foreign exchange and a net $20 million benefit, after tax, or $.04 per diluted share, from a periodic update in the recognition of international mortgage insurance premium revenue and provision for losses.

“Genworth delivered soundly on our 2006 financial targets,” said Michael D. Fraizer, chairman and chief executive. “We produced strong sales across our global platforms, exceeded our outlook for operating earnings per share growth and ended the year with an 11.3 percent operating return on equity. In addition, we took a disciplined approach to capital management by funding higher return growth, making selective acquisitions, executing on strategic business exits, and completing share repurchases.”

Recent Highlights

•	On January 9, Genworth announced several significant leadership changes. Patrick B. Kelleher will assume the role of chief financial officer and senior vice president and Pam Schutz and Tom Mann were both named executive vice presidents.

•	In addition, a strategic realignment was announced in order to better position Genworth for future growth and efficiency. Genworth combined its U.S. Retirement and Protection businesses into one segment, led by Schutz, that includes retirement income, managed money, life insurance, long term care insurance, and institutional. A new International segment, including international mortgage insurance, payment protection insurance and international new business development, will report to Mann, who will also oversee the U.S. Mortgage Insurance segment. The realignment will be reflected in financial statements beginning with the first quarter of 2007. Resegmented financial information will be provided by the end of the first quarter.

•	On January 11, Genworth announced the sale of its Employee Benefits Group business for $650 million. The sale, which is expected to close in the second quarter of 2007, is a key move to better focus Genworth for the future. The business will be categorized as discontinued operations when net income is reported for the first quarter of 2007.

•	During the quarter, Genworth repurchased 10.1 million shares at a weighted average price of $32.11 per share.

Business Growth

•	Total universal life annualized first year deposits increased 86 percent.

•	Individual long term care (LTC) sales through independent distribution channels grew 29 percent and now represent 74 percent of individual LTC sales.

•	Managed Money assets under management (AUM) more than tripled to $17.3 billion from the addition of more than $9 billion of AUM related to the acquisition of AssetMark, strong organic growth from two existing managed money platforms, and favorable equity market performance.

•	Income distribution series[2] sales doubled to $400 million in the quarter.

•	Payment protection sales increased 49 percent[3], including the acquisition of a block of payment protection policies from a large U.K. financial institution.

•	International mortgage primary insurance in force (IIF) grew 31 percent[3] reflecting strong growth in new insurance written (NIW) and the acquisition of a run-off block of business in Australia in the third quarter. The unearned premium reserve increased 22 percent[3] to $2.3 billion versus the prior year period.

•	U.S. mortgage insurance had 13 percent growth in primary IIF, to $113 billion from strong flow persistency and bulk sales. Bulk sales totaled $8.1 billion in the quarter reflecting Genworth’s strategy to expand selectively in this area. Flow persistency improved to 76 percent and flow NIW increased 4 percent sequentially, resulting in a third consecutive quarter of flow insurance in force growth.

[2]	Income distribution series products are comprised of the company’s retirement income annuity product and variable riders that provide similar income features. These products do not include single premium immediate annuities or fixed annuities, which also serve income distribution needs but are reported separately in the company’s financial supplement posted on the company’s website.

[3]	Excludes the impact of foreign exchange.

2007 Outlook

Genworth affirms its 2007 outlook for operating income of $3.15 to $3.25 per diluted share. Based on the upcoming resegmentation, which will be reported starting with first quarter results, operating income for the Retirement and Protection segment is estimated to grow 8 – 12 percent from $703 million in 2006. This excludes the group business, which will be reclassified as discontinued operations in the first quarter of 2007. International segment income is expected to grow 13 – 17 percent from $468 million in 2006 and domestic mortgage insurance income is estimated to increase 5 – 8 percent from $259 million in 2006. Corporate and Other is expected to report a loss of $145—$155 million for the full year 2007.

Segment Results

Segment net operating income presented in the tables below excludes net investment gains (losses), net of taxes and other adjustments. The discussion of segment net operating income is presented on an after-tax basis, and does not reflect the company’s announced realignment of business segments. In the discussion of all results, the percentage changes, including net operating income, sales, NIW and unearned premium reserves, exclude the impact of foreign exchange. The impact of foreign exchange was $2 million in the Protection segment and $4 million in the Mortgage Insurance segment.

Protection

Segment net operating income

(in millions)	Q4 06	Q4 05
Life	$83	$79
Long term care	35	43
Payment protection	33	21
Group	11	8

Total Protection	$162	$151

Sales

(in millions)	Q4 06	Q4 05
Life	$79	$64
Long term care	52	46
Payment protection	709	437
Group	61	69

Total Protection	$901	$616

Fourth quarter Protection segment net operating income increased 6 percent from strong income growth in life insurance and payment protection, which offset lower LTC results. Life insurance income increased 5 percent from business growth and favorable taxes. LTC income declined $8 million; however, the prior year quarter included a $7 million favorable reserve adjustment related to benefit elections for a large group case. Underlying LTC income reflects growth and favorable loss experience in new business and $7 million from the acquisition of Medicare supplement provider Continental Life, offset by higher losses on older issued policies and declining investment yields. Payment protection income grew 48 percent reflecting growth in higher margin markets, a lower effective tax rate, and a $4 million net benefit primarily related to a settlement from an exited commercial relationship. Group income was up $3 million primarily from premium growth and lower expenses.

Total life sales increased 23 percent to $79 million, driven by a 70 percent increase in universal life sales that more than offset an 11 percent decline in term sales. Universal life sales in the quarter included an $8 million favorable adjustment from excess deposits made in prior quarters. Term life sales reflected a competitive pricing environment and a continued shift by brokerage general agents towards the sale of universal life products. Individual LTC sales increased 11 percent to $42 million reflecting growth in the independent sales channel that offset a decline in the career sales channel. Medicare supplement sales more than doubled to $7 million reflecting the addition of Continental Life. Payment protection sales grew 49 percent and included $155 million related to the acquisition of a block of policies. Group sales declined 12 percent, driven by a decline in non-medical products.

Retirement Income & Investments

Segment net operating income

(in millions)	Q4 06	Q4 05
Spread-based retail	$31	$43
Fee-based	25	14
Spread-based institutional	10	11

Total RI&I	$66	$68

Sales

(in millions)	Q4 06	Q4 05
Spread-based retail	$440	$587
Fee-based	1,750	811
Spread-based institutional	885	531

Total RI&I	$3,075	$1,929

Assets Under Management[4]	$53,506	$39,511

Retirement Income and Investments income totaled $66 million, a $2 million decline from the fourth quarter of 2005, which included favorable investment items that were $20 million higher than the current quarter. Fee-based income increased 79 percent to $25 million primarily from strong growth in assets under management and $3 million from the acquisition of AssetMark. Spread-based retail income declined $12 million to $31 million in the quarter compared with the prior year quarter, which included favorable investment items that were $17 million higher than the current quarter. The current quarter included a $9 million benefit from a lower effective tax rate as well as a $3 million positive impact from wider spreads. This was more than offset by lower account balances associated with fixed annuity net outflows and $7 million higher amortization of deferred acquisition costs (DAC), mainly related to increased lapse rates on older, low-return fixed annuity blocks. Spread-based institutional income decreased $1 million compared to the prior year, which included favorable investment items that were $3 million higher than the current quarter. Current quarter results reflect widening spreads driven by the shift out of older, lower return GIC contracts to new funding agreements backing registered notes.

[4]	Assets under management represent account values, net of reinsurance, and managed third party assets.

Fee-based sales more than doubled to $1.8 billion from strong managed money sales, reflecting wholesaler and producer expansion as well as $572 million of sales from AssetMark. Income distribution series sales also doubled to $400 million in the quarter driven by Lifetime Income Plus, a guaranteed minimum withdrawal benefit for life product that is part of the income distribution series. Spread-based retail sales declined 25 percent reflecting an unfavorable yield curve environment that made alternative products more attractive. Spread-based institutional sales increased 67 percent to $885 million primarily from strong sales of funding agreements backing registered notes.

Assets under management increased by 35 percent from strong growth in fee-based products, the addition of over $9 billion of assets from the AssetMark acquisition and favorable equity market performance.

Mortgage Insurance

Segment net operating income

(in millions)	Q4 06	Q4 05
International	$107	$72
United States	62	47

Total Mortgage Insurance	$169	$119

Sales

(in billions)	Q4 06	Q4 05
International	$25.6	$21.9
United States	15.6	6.7

Total Mortgage Insurance	$41.2	$28.6

Mortgage insurance segment net operating income was up 39 percent. Net operating income included a $20 million benefit from a periodic update and methodology refinements to the international premium recognition curves partially offset by a periodic update to loss factors in Australia. These updates increased net income by $10 million in Australia, $5 million in Canada and $5 million in the U.S. related to the Australian reinsurance relationship for capital support.

International mortgage insurance net operating income, excluding these updates, was up 22 percent. In Canada, income was up 11 percent reflecting solid revenue growth. In Australia, net operating income increased 42 percent from double-digit revenue growth, $4 million from higher policy cancellations and a lower effective tax rate partially offset by higher losses principally from a limited number of distribution relationships. Europe and other geographies contributed $4 million versus $2 million in the prior year, primarily from growth across Europe and lower taxes. International flow NIW increased 9 percent from strong growth in flow sales in Canada and flow and bulk sales in Europe.

U.S. mortgage insurance net operating income, excluding the benefit from updating premium recognition, increased 21 percent to $57 million from strong premium growth and $7 million lower expenses partially offset by $3 million higher losses.

Primary IIF increased for the fourth sequential quarter to $113 billion reflecting strong bulk production in the quarter. Bulk NIW was $8.1 billion in the fourth quarter from attractive opportunities in the portfolio and GSE Alt-A bulk channels. U.S. flow NIW increased 10 percent to $7.2 billion.

Corporate and Other

(in millions)	Q4 06	Q4 05
Net operating loss	($30)	($38)

Corporate and Other net operating loss was $8 million lower in the current quarter resulting from $6 million higher income from limited partnerships and $2 million of lower expenses.

Stockholders’ Equity

Stockholders’ equity as of December 31, 2006 was $13.3 billion, or $30.09 per share, compared with $13.3 billion, or $28.26 per share, as of December 31, 2005. Stockholders’ equity, excluding accumulated other comprehensive income, as of December 31, 2006 was $12.2 billion, or $27.48 per share, compared with $11.9 billion, or $25.28 per share, as of December 31, 2005.

Share Repurchase

During the quarter, Genworth repurchased 10.1 million shares at a weighted average price of $32.11 per share. Genworth currently has the authority to repurchase an additional $500 million in 2007.

The timing of share repurchases under the company’s stock repurchase program will depend on a variety of factors, including market conditions, and may be suspended or discontinued at any time. Common stock acquired through the repurchase program will be held as treasury shares and may be used for general corporate purposes, including reissuances in connection with acquisitions, employee stock option exercises or other employee stock plans.

About Genworth Financial

Genworth is a leading financial security company meeting the retirement, longevity and lifestyle protection, investment and mortgage insurance needs of more than 15 million customers, with a presence in more than 25 countries. For more information, visit www.genworth.com.

Conference Call and Financial Supplement Information

This press release and the fourth quarter financial supplement are now posted on the company’s website. Also posted on the company’s website is a graphical depiction of the company’s new segmentation that is effective beginning with the first quarter of 2007. Investors are encouraged to review all of these materials. Genworth will conduct a conference call on February 2 from 9 a.m. to 10 a.m. (ET) to discuss the quarter’s results and outlook. The conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s February 2 conference call is 1-866-875-7108 or 1-706-634-9180 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

The webcast will be archived on the company’s website. A replay of the call will be available at 1-800-642-1687 or 1-706-645-9291 (outside the U.S.); pass code 5929207. A downloadable podcast/MP3 file will be available within 24 hours of the earnings call. The webcast replay and file download will be available through February 16, 2007.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income.” The company defines net operating income as net income from continuing operations excluding after-tax net investment gains (losses), which can fluctuate significantly from period to period, changes in accounting principles and infrequent or unusual non-operating items. There were no infrequent or unusual non-operating items excluded from net operating income for the periods presented in this press release.

Management believes that analysis of net operating income enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating income should not be viewed as a substitute for GAAP net income. In addition, the company’s definition of net operating income may differ from the definitions used by other companies. The tables at the end of this press release include a reconciliation of net income to net operating income.

Due to the unpredictable nature of the items excluded from the company’s definition of net operating income, the company is unable to reconcile its outlook for net operating income to net income presented in accordance with GAAP.

During 2006, the company began allocating net investment gains (losses) to the segments in determining segment net income. The company excludes net investment gains (losses), net of taxes and other adjustments, from segment net operating income for each of the segments. Other adjustments represent amortization of deferred acquisition costs and other intangible assets associated with the net investment gains (losses). During 2005, all net investment gains (losses) were recorded in Corporate and Other. For a reconciliation of segment net income to segment net operating income, see the company’s fourth quarter 2006 financial supplement on the company’s website at www.genworth.com or in the company’s Current Report on Form 8-K furnished on February 1, 2007.

This press release also includes the non-GAAP financial measure entitled “operating return on equity” or “operating ROE.” The company defines operating ROE as net operating income divided by average stockholders’ equity, excluding accumulated other comprehensive income (AOCI) in average stockholders’ equity. Management believes that analysis of operating ROE enhances understanding of the efficiency with which the company deploys its capital. However, operating ROE as defined by the company should not be viewed as a substitute for GAAP net income divided by average stockholders’ equity. The tables at the end of this press release include a reconciliation of operating ROE to GAAP net income divided by average stockholders’ equity. Due to the unpredictable nature of net income and average stockholders’ equity excluding AOCI, the company is unable to reconcile its outlook for operating ROE to GAAP net income divided by average stockholders’ equity.

Definition of Sales

The term “sales” as used in this press release means (1) annualized first-year premiums for term life insurance, long term care insurance, Medicare supplement insurance and group life and health insurance; (2) new and additional premiums/deposits for universal life insurance, spread-based and variable products; (3) new deposits for managed assets; (4) written premiums, deposits and premium equivalents for third-party administered business, gross of ceded reinsurance and cancellations for payment protection insurance; (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented; and (6) written premiums net of cancellations for our Mexican insurance operations. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, written premiums and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period. This operating measure enables the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•	Risks relating to the company’s businesses, including interest rate fluctuations, downturns and volatility in equity markets, defaults in portfolio securities, downgrades in the company’s financial strength and credit ratings, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, illiquidity of investments, competition, inability to attract or retain independent sales intermediaries and dedicated sales specialists, availability and adequacy of reinsurance, defaults by counterparties, foreign exchange rate fluctuations, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, legal or regulatory investigations or actions, political or economic instability, the failure or any compromise of the security of the company’s computer systems and the occurrence of natural or man-made disasters or a pandemic disease;

•	Risks relating to the company’s Protection and Retirement Income and Investments segments, including unexpected changes in morbidity, mortality and unemployment rates, accelerated amortization of deferred acquisition costs and present value of future profits, goodwill impairments, reputational risks if the company were to raise premiums on in-force long term care insurance products, medical advances such as genetic mapping research, unexpected changes in persistency rates, increases in statutory reserve requirements, the failure of demand for long term care insurance to increase as the company expects and changes in tax and securities laws;

•

Risks relating to the company’s Mortgage Insurance segment, including the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, increased regulatory scrutiny of Fannie Mae and Freddie Mac resulting in possible regulatory changes, decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations, increases in the use of simultaneous second mortgages and other alternatives to private mortgage insurance and reductions by lenders in the level of coverage they select, unexpected increases in mortgage insurance default rates or severity of defaults, deterioration in economic conditions, insufficiency of premium rates to compensate the company for risks associated with mortgage loans bearing high loan-to-value ratios, increases in the use of captive reinsurance or other risk sharing structures in the mortgage insurance market, changes in the demand for mortgage insurance that could arise as a result of efforts of large mortgage investors, legal or regulatory actions or investigations under applicable laws and regulations, including the Real Estate Settlement Practices Act and the Federal Fair Credit Reporting Act, competition with government-owned and government-sponsored entities, potential liabilities in connection with contract underwriting services and growth in the global mortgage insurance market that is lower than the company expects; and

•	Risks relating to the company’s separation from GE, including the possibility that the company will not be able to replace certain services previously provided by GE on terms that are at least as favorable, the possibility that in certain circumstances the company will be obligated to make payments to GE under our tax matters agreement even if the company’s corresponding tax savings either are delayed or never materialize, the possibility that in the event of a change in control of our company the company would have insufficient funds to meet accelerated obligations under the tax matters agreement, the possibility that certain service agreements with GE are not extended on favorable terms, and the significance of the company’s distribution relationship with GE in the payment protection insurance business.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Contact Information:

Investors:	Alicia Charity, 804.662.2248
Alicia.charity@genworth.com

Linnea Olsen, 804.662.2536
Linnea.olsen@genworth.com

Media:	Phil Moeller, 804.662.2534
Philip.moeller@genworth.com

Net Income and Net Operating Income

(amounts in millions, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
REVENUES:
Premiums	$1,620	$1,531	$6,487	$6,297
Net investment income	1,016	941	3,837	3,536
Net investment gains (losses)	8	11	(69)	(2)
Policy fees and other income	202	172	774	673

Total revenues	2,846	2,655	11,029	10,504

BENEFITS AND EXPENSES:
Benefits and other changes in policy reserves	1,171	1,053	4,485	4,205
Interest credited	388	374	1,522	1,425
Acquisition and operating expenses, net of deferrals	484	513	2,013	1,989
Amortization of deferred acquisition costs and intangibles	176	176	727	794
Interest expense	107	80	364	293

Total benefits and expenses	2,326	2,196	9,111	8,706

INCOME BEFORE INCOME TAXES AND ACCOUNTING CHANGE	520	459	1,918	1,798
Provision for income taxes	147	152	594	577
Effective tax rate	28.3%	33.1%	31.0%	32.1%

NET INCOME BEFORE ACCOUNTING CHANGE	373	307	1,324	1,221
Cumulative effect of accounting change, net of taxes	—	—	4	—

NET INCOME	373	307	1,328	1,221

ADJUSTMENT TO NET INCOME:
Net investment (gains) losses, net of taxes and other adjustments	(6)	(7)	34	1
Cumulative effect of accounting change, net of taxes	—	—	(4)	—

NET OPERATING INCOME	$367	$300	$1,358	$1,222

Net earnings per common share:
Basic	$0.83	$0.65	$2.91	$2.57

Diluted	$0.81	$0.64	$2.83	$2.52

Net operating earnings per common share:
Basic	$0.82	$0.64	$2.98	$2.57

Diluted	$0.80	$0.62	$2.89	$2.52

Weighted-average common shares outstanding:
Basic	447.4	470.9	455.9	475.3

Diluted	460.7	482.6	469.4	484.6

Reconciliation of Operating ROE

(amounts in millions)

	Twelve months ended December 31,
	2006	2005
GAAP Basis ROE
Net income for the twelve months ended (1)	$1,328	$1,221
Quarterly average stockholders’ equity, excluding accumulated other comprehensive income (2)	$11,987	$11,437
GAAP Basis ROE (1) divided by (2)	11.1%	10.7%

Operating Basis ROE
Net operating income for the twelve months ended (1)	$1,358	$1,222
Quarterly average stockholders’ equity, excluding accumulated other comprehensive income (2)	$11,987	$11,437
Operating Basis ROE (1) divided by (2)	11.3%	10.7%

(1)	A reconciliation of net income to net operating income is provided preceding in the table.
(2)	Quarterly average stockholders’ equity, excluding accumulated other comprehensive income, is derived by averaging ending stockholders’ equity, excluding accumulated other comprehensive income, for the most recent five quarters.

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